Exhibit 99.1
Press Release

COSTCO WHOLESALE CORPORATION ANNOUNCES NEW BOARD MEMBER
ISSAQUAH, Wash., August 16, 2023 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced the election to its Board of Directors of Helena Buonanno Foulkes. Most recently, Ms. Foulkes was CEO of Hudson's Bay Company. Previously she spent 25 years at CVS Health, including as President of CVS Pharmacy and Executive Vice President of CVS Health. Ms. Foulkes is also a member of the boards of directors of Follett Higher Education, PM Pediatrics, Harry's Inc., and Skillsoft. She recently completed a term as President of Harvard University's Board of Overseers.
Hamilton (Tony) James, Chairman of the Board, stated: "We are very pleased to welcome Helena as a member of our Board. She is widely recognized as a leading retail executive and advocate for education. She also brings substantial experience in healthcare and as a board member of prominent companies. We look forward to her contributions."
Costco currently operates 858 warehouses, including 590 in the United States and Puerto Rico, 107 in Canada, 40 in Mexico, 32 in Japan, 29 in the United Kingdom, 18 in Korea, 15 in Australia, 14 in Taiwan, four each in China and Spain, two in France, and one each in Iceland, New Zealand and Sweden. Costco also operates e-commerce sites in the U.S., Canada, the U.K., Mexico, Korea, Taiwan, Japan, and Australia.

CONTACTS:    Costco Wholesale Corporation
Richard Galanti, 425/313-8203
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254